EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

a.Registration Statement (Form S-8 No. 333-256862) pertaining to the Datto Holding Corp. 2021 Employee Stock Purchase Plan, and

a.Registration Statement (Form S-8 No. 333-249754) pertaining to the Datto Holding Corp. Omnibus Incentive Plan, Amended and Restated 2017 Stock Option Plan, 2020 Non-Employee Director RSU Agreements, and 2017 Autotask Option Rollover Agreements of Datto Holding Corp.

of our reports dated February 23, 2022, with respect to the consolidated financial statements of Datto Holding Corp., and the effectiveness of internal control over financial reporting of Datto Holding Corp., included in this Annual Report (Form 10-K) of Datto Holding Corp. for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Stamford, Connecticut
February 23, 2022